UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 4, 2005

Date of Report (Date of earliest

event reported)

NeoRx Corporation

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

300 Elliott Avenue West, Suite 500, Seattle, WA		98119-4114
(Address of principal executive offices)		(Zip Code)

(206) 281-7001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.                                          Entry into a Material Definitive Agreement.

On May 4, 2005, NeoRx Corporation (the “Company”) executed a manufacturing and supply agreement with Hyaluron, Inc. Under the agreement, Hyaluron has agreed to manufacture clinical drug product for the Company’s planned picoplatin (NX 473) clinical trials. All services under the agreement are to be provided based on purchase orders submitted by the Company and will be at the fixed cost established for those services under the agreement.  The agreement will continue until April 15, 2010, subject to extension by the parties. Either party may terminate the agreement in the event of an uncured material breach or the liquidation or bankruptcy of the other party. Additionally, the Company may terminate the agreement if it decides to no longer continue manufacturing or distributing picoplatin.

The Company currently plans to initiate a Phase II study of picoplatin in small cell lung cancer in mid-2005 and to undertake a phase I/II study of picoplatin in colorectal cancer by early 2006. See discussion under Item 2.05 below, regarding the Company’s strategic restructuring to refocus its resources to expedite development of picoplatin.

Section 2 — Financial Information

Item 2.05.                                          Costs Associated with Exit or Disposal Activities.

On May 4, 2005, the Board of Directors of the Company approved a strategic restructuring plan to refocus the Company’s resources on the development of picoplatin (NX 473). This restructuring includes the discontinuation of the Company’s STR development program, including halting further patient enrollment in the Company’s current Phase III trial of STR in multiple myeloma, ceasing operations at the Company’s Denton, Texas facility, where STR is manufactured, and reducing the Company’s workforce by 21 employees, leaving a post-restructuring workforce of 29 employees. Under the plan, the Company will conserve its financial resources to focus on launching its picoplatin clinical program, including initiating its planned Phase II trial of picoplatin in small cell lung cancer in mid-2005.

The Company recently has been in discussions with the US Food and Drug Administration (the “FDA”) to modify the patient eligibility criteria as a possible means of increasing slower than expected enrollment in its Phase III trial of STR in multiple myeloma. Based on these discussions and other external factors, the Company concluded that continuation of STR development would not be economically feasible. The FDA indicated that it wants to renegotiate the special protocol assessment for the Phase III trial. The special protocol assessment is a written agreement between a company and the FDA that documents the design and planned analysis of a Phase III study. The changes mentioned by the FDA would have extended the endpoints of the trial, increasing the number of patients and the length of follow-up, all of which would substantially increase the time and cost of completion of the trial. The uncertain regulatory situation combined with a changing treatment landscape have made negotiations with potential STR partners more challenging than anticipated and finding a funding partner unlikely.

The Company previously announced that if it did not raise additional funds, either through the sale of securities or a collaborative agreement with a strategic partner, it would need to take significant cost-cutting measures to continue its operations beyond the end of 2005. The current strategic restructuring plan is part of these cost-cutting measures. The Company is continuing to evaluate other areas where additional expenses can be reduced and is reviewing alternatives with respect to the STR related assets. The Company plans to seek additional funding to support the development of picoplatin.

The Company currently estimates the cost of the restructuring to be approximately $2 million, consisting of contract termination costs (approximately $0.6 million), one-time employee termination benefits (approximately $0.6 million), and other program shut-down costs (approximately $1 million).  This does not include any potential asset impairment charges and is subject to future change as further analysis is conducted.  The Company will evaluate its STR assets in light of the restructuring and determine if any impairment exists and, if so, take appropriate actions.

See press release dated May 6, 2005, attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.                                          Financial Statements and Exhibits.

                                        (c)                                          Exhibits.

99.1 - Press release dated May 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoRx Corporation
Dated: May 6, 2005	By:	s/Susan D. Berland
Name: Susan D. Berland Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 6, 2005